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                                                                   EXHIBIT 10.29


                             EMPLOYMENT AGREEMENT

               EMPLOYMENT AGREEMENT dated effective January 1. 1997, (hereinafter called the "Effective Date"), between KENNETH C. KIRSCH of Providence, Rhode Island (hereinafter called the "Employee"), and NETWORK SIX, INC., a Rhode Island corporation (hereinafter called the "Corporation"). This Agreement supersedes a prior Employment Agreement between the parties dated effective January 1, 1996, which is hereby agreed to be cancelled.

               The Corporation desires to establish its right to the services of the Employee in an executive capacity for a period from the Effective Date until December 31, 1996, on the terms and conditions hereinafter set forth, and the Employee is willing to accept such employment on such terms and conditions.

               In consideration of the premises and of the mutual agreements hereinafter set forth, the parties hereto have agreed and do hereby agree as follows:

               1. The Corporation hereby employs the Employee, and the Employee hereby agrees to serve the Corporation, as President and Chief Executive Officer or in such other capacity as the Board of Directors shall determine, for a period (hereinafter called the "Employment Period") commencing on the Effective Date, and continuing through December 31, 1998 or upon earlier termination of this Agreement.


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               2.  During the Employment Period, the Employee will devote his full time, energy and skill to the services of the Corporation and the promotion of its interests (three weeks paid vacation per year and reasonable absences because of sickness excepted).

               3. (a) During the term of this Agreement and for a period of one (1) year from the date of the termination of this Agreement by the Corporation for other than willful misconduct or dereliction of duty which materially and adversely affects the Corporation, the Employee will not, within the United States or its territories, directly or indirectly, own, manage, operate, join, control, be employed, or participate in the ownership, management, operation, or control of, or be connected in any manner with any business of the type and character engaged in by the Corporation at the time of such termination. In the event of the termination of this Agreement by the Employee, other than for breach of this Agreement by the Corporation, or by the Corporation for willful misconduct or dereliction of duty which materially and adversely affects the Corporation, the period of such non-competition shall be two (2) years from the date of such termination.

                   (b) The Employee believes the area and period of time herein specified are reasonable in view of the nature of the business in which the Corporation is engaged. However, if such period and/or such area should be adjudged unreasonable in any judicial proceedings then the period of time shall be reduced by such number of months as are deemed unreasonable and/or the area shall be reduced by the locations deemed unreasonable, so that this Agreement may be enforced during such period of time and in such area as is adjudged to be reasonable.

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                  (c) The Employee recognizes and agrees that the Corporation's remedy at law for any breach of the provisions of this Agreement would be inadequate, and he agrees that for breach of such provisions, the Corporation shall, in addition to such other remedies as may be available to it at law or in equity or as provided in this Agreement, be entitled to injunctive relief and to enforce its rights by an action for specific performance to the extent permitted by law.

               4. (a) As remuneration for his services and promises to the Corporation, the Corporation shall pay to the Employee a base annual salary of $160,000 for each of 1997 and 1996. In addition, the Employee may receive bonuses for 1997 up to 80% of his base pay and for 1998 up to l00% of his base pay in the absolute discretion of the Board of Directors. The amount of any bonuses will be based upon the attainment of objectives established by the Board of Directors such as, for example, new sales contracts, earnings before interest and taxes (EBIT), stock price, removal of accountant's going concern opinion, infusion of new equity, settlement of material litigation or any other objectives established by the Board. Upon the execution of this Agreement the Employee shall meet with the Board so that the Board can establish the initial objectives with the input of the

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          Employee. Thereafter, there may be additional such meetings for the establishment of new objectives or reprioritizing the initial objectives. If the Board does award bonuses hereunder, the bonus amounts shall be paid not later than March 1, 1998 for the 1997 calendar year and not later than March 1, 1999 for the 1998 calendar year. The Employee shall not be a member of the Corporation Profit Sharing Plan. The Employee shall have full participation in any medical and dental plans, 401(K) plans, pension plans, disability and life insurance plans or similar plans as the Corporation may have from time to time. It is understood that the Corporation does not contribute to the 401(K) plan nor does it presently have a pension plan.

                  (b) During the Employment Period, the Employee shall be reimbursed by the Corporation for all business-related expenses incurred by the Employee, including but not limited to marketing, travel and entertainment expenses.

                  (c) During the Employment Period, the Corporation shall provide the Employee with an automobile, including maintenance, repairs, insurance, fuel and all costs incident thereto. Said automobile shall be of the same nature and character as a Buick Park Avenue model or equivalent. Should the Employee desire a more expensive automobile, the Corporation shall provide it so long as the Employee pays the difference in cost. At the end of the Employment Period, and if this Agreement has not been terminated by the Employee or by the Corporation for the reasons set forth in paragraph 5 hereof, the Employee shall have the
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          option to take over the lease if the automobile is leased by the
          Corporation and such lease is assignable.

                  (d) During the Employment Period, the Corporation shall pay the premium (or promptly reimburse the Employee if he pays the premiums) for one million dollars of term insurance on the life of the Employee with the Employee designating the beneficiary.

                  (e) As remuneration for his continued services hereunder, the Employee will be granted options on February 3, 1997 for 18,750 shares and on February 2, 1998 for an additional 18,750 shares under the terms of the Corporation's 1993 Incentive Stock Option Plan. The options will vest over a three year period from the date of grant, one-third each year. The Employee acknowledges that without further shareholder approval some or all of these options may be non-qualified.

               5. This Agreement may not be terminated by the Corporation during the Employment Period for any reason whatsoever, except upon the Employee's death or disability, or upon the Board of Directors' reasonable determination that the Employee is not adequately performing his duties, or for Employee's willful misconduct or dereliction of duty which materially and adversely affects the Corporation.

               6. The Employee shall have the right to terminate this Agreement upon providing, at least thirty (30) days in advance, formal written notice to the Corporation of his intention to so terminate. Said notice shall be sent by registered mail, return

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          receipt requested, to the Corporation at its principal place of business.

               7. (a) If the Employee is terminated by the Corporation during the Employment Period for other than willful misconduct or dereliction of duty which materially and adversely affects the Corporation, then the Employee shall be entitled to severance pay equal to the greater of one year of base salary or the balance of base salary due under this Agreement. Also, the Employee may elect to terminate this Agreement (by giving the notice set forth in Paragraph 6), and be entitled to severance pay, in the event of change of control of the Corporation during the Employment Period. "Change of control" shall mean a transaction resulting in a change of ownership of 51% or more of the voting stock of the Corporation or a sale or transfer of substantially all of the assets of the Corporation. Also, the Employee may elect to terminate this Agreement by giving the aforesaid notice and be entitled to severance pay in the event that during the Employment Period the Corporation materially degradates his duties or responsibilities or transfers him outside of the Rhode Island area. Severance pay shall be paid in equal installments over a twelve (12) month period after termination, on the regular pay days of the Corporation, in arrears, or in a lump sum at the option of the Employee, and less all required withholdings. In the event of termination of this Agreement under any circumstance which gives rise to severance pay, the Employee may, within thirty (30) days of such termination,

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          elect to convert any or all of his vested outstanding qualified incentive stock options ("ISO's") to non-qualified stock options with expiration dates ten (10) years from the date of the original ISO grants. The Employee agrees that in consideration for this provision for severance pay and the right to convert vested ISO's to non-qualified stock options, he will assert no claims arising out of his employment relationship, or the non-renewal or termination thereof, against the Corporation or its officers, directors, stockholders, employees, agents and representatives.

                  (b) If this Agreement is not renewed by the Employee and the Corporation immediately after its expiration on December 31, 1998, the Employee shall not be bound by any non-compete requirement, however, the Corporation shall have the option to require a new period of non-competition by the Employee, as set forth in paragraph 3 hereof, for up to twelve (12) months from December 31, 1998 in return for the payment to the Employee of severance pay of $13,333 per month for each month of non-competition. The Corporation shall give written notice to the Employee prior to January 1, 1999 of its exercise of this option and the number of months of non-competition and severance pay.

               8. As a condition to Employee's continued employment and his rights and benefits under this Agreement, Employee agrees to purchase from the Corporation a minimum of $25,000 and a maximum of $100,000 of the Corporation's unregistered common stock prior to December 31, 1997. The price will be at 85% of the stock market price on the date or dates of purchase. The actual dates

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          of purchase will be determined by the Employee in conformance with all securities and other laws. Also, Employee agrees to purchase in 1998 and prior to June 30, 1998 a minimum of $25,000 and a maximum of $100,000 of the Corporation's unregistered common stock on the same terms as to price and date of purchase.

               9. The Employee shall not, during the Employment Period or any time thereafter, divulge to others or use for his own benefit any confidential or proprietary information relating to the business or affairs of the Corporation.

               10. This Agreement is personal in nature, and neither of the parties hereto shall, without the consent of the other, assign or transfer this Agreement or any rights or obligations hereunder, except that this Agreement shall be binding upon a successor corporation or owner in the event of a merger, consolidation, or transfer or sale of all or substantially all the assets or stock of the Corporation.

               11. No modification, amendment or waiver of any of the provisions of this Agreement shall be effective unless in writing specifically referring hereto and signed by both of the parties.

               12. This Agreement embodies the entire agreement of the parties hereto with respect to the Employee's duties and obligations and his compensation therefor.

               13. All questions pertaining to the validity, construction, execution and performance of this Agreement shall be construed in accordance with and governed by the laws of the State of Rhode Island.

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               14.  The provisions of paragraphs 3, 7 and 9 of this Agreement shall survive the expiration of this Agreement or the termination of the employment provided for hereunder.


               IN WITNESS WHEREOF, the said NETWORK SIX, INC., has caused this instrument to be executed by its duly authorized officer, and Kenneth
          C. Kirsch has hereunto signed this Agreement as of the day and year first above written.

          WITNESS:                                    NETWORK SIX, INC.

          /s/ Janet S. Cherms                         /s/ Dorothy M. Cipolla
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          /s/ Janet S. Cherms                         /s/ Kenneth C. Kirsch
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                                                      KENNETH C. KIRSCH

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